Exhibit 99.2

                 MCMORAN EXPLORATION CO. UPDATES
              GULF OF MEXICO DRILLING ACTIVITIES AT
       JB MOUNTAIN, LIGHTHOUSE POINT AND CYPRUS PROSPECTS

NEW ORLEANS, LA, December 18, 2002 - McMoRan Exploration Co. (NYSE:MMR) announced today that the South Marsh Island Block 223 (JB Mountain prospect) exploratory well has been drilled to a measured depth of approximately 20,000 feet. The well has been evaluated with wireline logs and formation tests, which have indicated intervals of hydrocarbon pay, and casing has been set. The operator is drilling ahead with a planned total measured depth of 22,500 feet.

     McMoRan also announced that the South Marsh Island Block 207
(Lighthouse Point-Deep prospect) exploratory well has been drilled to a measured depth of approximately 14,500 feet. Casing has been set and the operator is drilling ahead. The Lighthouse
Point Deep well has a planned total depth of 17,750 feet.

     The JB Mountain and Lighthouse Point-Deep prospects are located in a water depth of 10-feet in an area where McMoRan is a participant in an exploration program that controls an approximate 80,000-acre exploratory position involving portions of OCS lease 310 and portions of the adjoining Louisiana State Lease 340. The exploration program currently holds a 55 percent working interest in the JB Mountain prospect and will own a net revenue interest of 38.8 percent. The exploration program currently holds a 90 percent working interest in the Lighthouse Point-Deep prospect. At casing point the program's working interest in the Lighthouse Point-Deep prospect would be 57 percent with a 38.9 percent net revenue interest. As previously reported, under terms of the exploration program the operator is funding all of the costs attributable to McMoRan's interests in four prospects, including the JB Mountain and Lighthouse Point-Deep prospects, and will own all of the program's interests until the program's aggregate production from the prospects totals 100 billion cubic feet of gas equivalent, at which point, 50 percent of all the program's interest would revert to McMoRan.

     McMoRan also announced that a drilling rig is scheduled for Garden Banks Block 228 (Cyprus prospect) where an exploration well is expected to be spud prior to year-end. The Cyprus well which has a planned total vertical depth of 16,900 feet is a 3-D seismic amplitude play located in 800 feet of water. McMoRan farmed out a portion of its working interest to a partner who agreed to pay a disproportionate share of McMoRan's costs to drill the well to casing point. McMoRan has a 16.6 percent net revenue interest in the well.


     McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. Additional information about McMoRan is available on our Internet web site ("www.mcmoran.com").

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various, oil and gas exploration, development and production activities. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; general exploration and development risks and hazards; and the ability to satisfy future cash obligations and environmental costs. Such factors and others are more fully described in more detail in McMoRan's 2001 Annual Report on Form 10-K filed with the Securities and Exchange Commission.